UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2016

Iconix Brand Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-10593	11-2481093
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1450 Broadway, 3rd floor, New York, NY		10018
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (212) 730-0030

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Amendment No. 1 on Form 8-K/A amends the Form 8-K of Iconix Brand Group, Inc., dated July 27, 2016 (the “Original Filing”) solely to reflect a conformed signature which was inadvertently omitted from the Original Filing.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On July 21, 2016, the Compensation Committee of the Board of Directors of Iconix Brand Group, Inc. (the “Company”) approved Annual Incentive Plan (“AIP”) targets for cash bonuses to employees in respect of 2016, including named executive officers. These targets are established as a percentage of base salary. For the named executive officers other than John Haugh, the Company’s President and Chief Executive Officer and a Director, the targets are based on achievement of performance goals weighted as follows: 37.5% Iconix non-GAAP net income, 37.5% Iconix revenue and 25% based on objectives specific to the individual. For 2016, Mr. Haugh’s performance goals are set forth in the employment agreement entered into between the Company and Mr. Haugh dated February 18, 2016 and specifically described in a Form 8-K filed by the Company on February 24, 2016.

The base salaries and target/maximum percentage payouts in effect for each of the named executive officers at the time of the AIP are as follows:

Named Executive Officer	Base Salary	Target/Maximum
David Jones	$620,000	100%/200%*
David Blumberg	$600,000	65%/130%
Jason Schaefer	$500,000	100%/200%*

* For 2016 only, Mr. Jones’s and Mr. Schaefer’s respective targets are 100% of base salary. Such targets will not be the same for 2017 and thereafter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ICONIX BRAND GROUP, INC. (Registrant)

By:	/s/ Jason Schaefer
Name: Jason Schaefer
Title: Executive Vice President & General Counsel

Date: July 27, 2016